SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by §14a-6(e)(2))
☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

To:	All Employees
From:	Jim Morgan
Subject:	2003 Proxy Materials
Date:	February 12, 2003

I am pleased to advise you that in connection with our March 20, 2003 Annual Meeting, the Company’s 2002 Annual Report and Form 10-K and 2003 Proxy Statement are now available to you electronically. This year, for the first time, we produced a “10-K wrap” — a shorter version of the Annual Report bound together with the Form 10-K into a single document. You may view and/or print these documents by clicking on the link below or by visiting the Company’s Web site at the following address: http://www.appliedmaterials.com/investors/annual_proxy.html

If you are an Applied Materials stockholder, you will receive instructions by e-mail tomorrow on how to vote for each account in which you hold shares, provided you own shares (1) through the Applied Materials Employee Savings and Retirement Plan (the “401(k) plan”); (2) through the Applied Materials Employees’ Stock Purchase Plan with Salomon Smith Barney, UBS Paine Webber, E*Trade, or First Bank and Trust; or (3) as a registered holder. Please note that if you vote over the Internet, there may be nominal costs associated with electronic access, such as usage charges from telephone companies and Internet access providers.

I urge you to read carefully the Company’s 2003 Proxy Statement. It contains important information concerning the proposal to elect ten directors, as well as information you may find useful in determining how to vote.

If you prefer to receive hard copies of the Company’s 2002 Annual Report and Form 10-K or 2003 Proxy Statement, please contact Daria Boyd in Investor Relations in Santa Clara at ext. 31487.